Filed Pursuant to Rule 433

Registration No. 333-138755

333-138755-01

Final Term Sheet

March 14, 2007

Textron Financial Corporation

$125,000,000 Floating Rate, Medium-Term Notes, Series F, due March 19, 2010

Issuer:	Textron Financial Corporation
Issue of Securities:	Floating Rate, Medium-Term Notes, Series F, due March 19, 2010
Principal Amount:	$125,000,000
Trade Date:	March 14, 2007
Settlement Date:	March 19, 2007
Maturity Date:	March 19, 2010
Issue Price:	100.000%
Coupon:	3-month LIBOR + 10 bps
Interest Payment Dates:	Quarterly on the 19th of March, June, September and December of each year, subject to Modified Following Business Day
Optional Redemption:	None
CUSIP:	88319QL43
Dealer:	HSBC Securities (USA) Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the documents incorporated by reference therein and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-866-811-8049.

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